                                                                     EXHIBIT 4.2


                               FIRST AMENDMENT
                                      TO
                               RIGHTS AGREEMENT


         This First Amendment to Rights Agreement, made effective as of the 12th day of March, 2003, amends that certain Rights Agreement, dated as of March 13, 2002 (the "Rights Agreement"), between Noble Corporation, a Cayman Islands exempted company limited by shares (the "Company"), and UMB Bank, N.A., as Rights Agent (the "Rights Agent").

         WHEREAS, Section 27 of the Rights Agreement provides in part that prior to the "Distribution Date" (as defined in the Rights Agreement), and subject to the last sentence of Section 27, the Board of Directors of the Company and the Rights Agent may amend any provision of the Rights Agreement in any manner; and

         WHEREAS, on January 31, 2003, the Board of Directors of the Company approved an amendment of the Rights Agreement to increase from 15% to 25% the maximum percentage of the outstanding Ordinary Shares, par value US$.10, of the Company that any Person, and such Person's Affiliates and Associates (as such terms are defined in the Rights Agreement), could beneficially own without causing the Rights to become exercisable;

         NOW THEREFORE, the Rights Agreement is hereby amended as follows:

         1. The definition of "ACQUIRING PERSON" contained in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "'ACQUIRING PERSON' shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 25 percent or more of the Ordinary Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Ordinary Shares of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an 'Acquiring Person' as the result of an acquisition of Ordinary Shares of the Company by the Company which, by reducing the number of such shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 25 percent or more of the Ordinary Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 25 percent or more of the Ordinary Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Ordinary Shares of the Company, then such Person shall be deemed to be an 'Acquiring Person.' Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an 'Acquiring Person,' as defined pursuant to the foregoing provisions of this definition, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Ordinary Shares of the Company so that such Person would no longer be an

         'Acquiring Person,' as defined pursuant to the foregoing provisions of this definition, then such person shall not be deemed to be an 'Acquiring Person' for any purposes of this Agreement."

         2. Section 3(b) of the Rights Agreement is hereby amended in its entirety to read as follows:

                  "(b) Until the earlier of (i) the tenth day after the Shares Acquisition Date and (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Ordinary Shares of the Company for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Ordinary Shares of the Company for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Ordinary Shares aggregating 25 percent or more of the then outstanding Ordinary Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the 'Distribution Date'), (x) the Rights will be evidenced (subject to the provisions of Section 3(c) hereof) by the certificates for Ordinary Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the Rights, including the right to receive Right Certificates, will be transferable only in connection with the transfer of Ordinary Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Ordinary Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate evidencing one whole Right for each Ordinary Share (or for the number of Ordinary Shares with which one whole Right is then associated if the number of Rights per Ordinary Share held by such record holder has been adjusted in accordance with the provision in Section 3(a) hereof) so held. If the number of Rights associated with each Ordinary Share has been adjusted in accordance with the proviso in Section 3(a) hereof, at the time of distribution of the Right Certificates, the Company may make any necessary and appropriate rounding adjustments so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Right in accordance with Section 14 hereof. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates."


         The remainder of the Rights Agreement shall be unaffected by this Amendment and remain in full force and effect.

         IN WITNESS WHEREOF, the Company and the Rights Agent have duly executed this First Amendment to Rights Agreement effective as of the date first written above.

                                         THE "COMPANY"
                                         NOBLE CORPORATION


                                         By: /s/ ROBERT D. CAMPBELL
                                            ------------------------------------
                                         Name:  Robert D. Campbell
                                              ----------------------------------
                                         Title: President
                                               ---------------------------------


                                         THE "RIGHTS AGENT"
                                         UMB BANK, N.A.


                                         By: /s/ R. WILLIAM BLOEMKER
                                            ------------------------------------
                                         Name:  R. William Bloemker
                                              ----------------------------------
                                         Title: Vice President
                                               ---------------------------------